Exhibit 99.1

Ebix Announces THIRD Quarter 2013 Results

ATLANTA, GA - November 8, 2013 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today reported results for the fiscal third quarter ended September 30, 2013.

Ebix delivered the following results for the third quarter of 2013:

Revenue: Total Q3 2013 revenue was $50.3 million, a decrease of 7% on a year-over-year basis, as compared to Q3 2012 revenue of $53.8 million. On a constant currency basis, Ebix revenue increased sequentially to $51.9 million in Q3 of 2013 as compared to $51.5 million in Q2 of 2013.

On a year-over-year basis, Ebix quarterly revenue was affected negatively by approximately $1.6 million due to the strengthening of the US dollar, while the professional services revenues from one of the Company’s 2012 acquisitions - PlanetSoft dropped by $1.3 million due to certain delayed implementations announced earlier in Q4 of 2012.

During the nine months ended September 30, 2013, revenue increased $8.5 million or 6%, to $153.9 million compared to $145.3 million during the same period in 2012.

Earnings per Share: Q3 2013 diluted earnings per share decreased 26% year-over-year to $0.34, as compared to $0.46 in the third quarter of 2012. For purposes of the Q3 2013 EPS calculation, there was an average of 38.5 million diluted shares outstanding during the quarter compared to 39.1 million during the same period in 2012.

Operating Cash: Cash generated from operations during Q3 2013 was $12.9 million, down 33% year-over-year as compared to $19.3 million in Q3 2012. During the nine months ended September 30, 2013, the Company generated $37.8 million of net cash flow from operating activities, a decrease of 30% as compared to $54.0 million in the first nine months of 2012.

Margins: Operating margins for Q3 2013 were at 37.0% as compared to 38.5% for Q3 2012, and 37.8% for Q2 2013. The operating margins in Q3 2013 were positively impacted by a $4.1 million gain from the reduction of the earn out accrual relating to our acquisition of PlanetSoft and Trisystems, while being negatively impacted by certain legal and extraordinary operational costs totaling $3.7 million in Q3 of 2013.

The Company was also negatively impacted by the temporary initial impact of lower initial operating margins from some of the businesses acquired in 2012 and 2013, as compared to our existing operations. The Company expects legal costs in future quarters to be lower than Q3 of 2013, although these costs are expected to continue affecting margins for some additional period of time..

Net Income: Q3 2013 net income was $13.1 million, a 27% decrease on a year-over-year basis, as compared to Q3 2012 net income of $18.1 million. During the nine months ended September 30, 2013, net income decreased $7.8 million or 15%, to $44.0 million compared to $51.8 million during the same period in 2012. The Company’s net income in Q3 2013 was impacted by the one-time charge to earnings associated with

Exhibit 99.1

a contingent liability of $4.23 million, accrued in Q3 of 2013 for the possible resolution of the federal class action matter, and also by the Company increasing its reserve for uncertain tax positions by $1.0 million in Q3 of 2013.

Diversified Revenue Base: Ebix continued to have highly diversified revenue streams across thousands of clients, with the largest client accounting for less than 2.5% of the Company’s Q3 2013 revenues. The Company also reported that it is not aware of having lost any existing Exchange client, that accounted for 0.05% of its annual revenues, to its competition in Q3 of 2013.

New Customer Contracts: The Company signed new deals with accounts which included Walmart, Swiss Re, Sanofi US Services, Pershing LLC, TD Ameritrade, Ohio Cooperative Exchange, Purdue, Bayer, Pfizer, Glaxo SmithKline, Jazz Pharma, Northeast Utilities Service Co., Thai Re, HSBC, Zenith Insurance, Four Seasons Financial Group, LifeMark, American General, Mass Mutual Insurance, Federal Reserve Bank, Los Angeles County Office, eClinical Works, Security Life Insurance, Truven Health Analytics, Merrill Lynch, Consolidated Health Plans, AON, Sempra Energy Utility, Automobile Club of Southern California, QBE America, City of Roseville, MetLife, Guardian Life, Nationwide Insurance, Prudential, AIG, Wells Fargo and Omaha Insurance Company. This list of names is a sample representation of contracts signed by the Company in the third quarter of 2013. The Company also signed two material 5-year recurring revenue contracts with one of the largest brokers in the world. With the signing of these two contracts, this client has the potential to overtake Ebix’s largest client at present, in terms of annual revenues generated for Ebix in future years.

Channel Revenues: The Exchange channel continued to be the largest channel for Ebix accounting for 81% of the Company’s Q3 2013 Revenues as compared to 81% in Q3 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Exchanges	$40,554	$43,592	$122,741	$116,420
Broker Systems	4,390	4,537	13,878	13,713
Business Process Outsourcing (“BPO”)	3,604	4,252	11,781	11,713
Carrier Systems	1,745	1,423	5,463	3,501
Totals	$50,293	$53,804	$153,863	$145,347

The quarter over quarter Exchange revenue drop was primarily due to the considerable strengthening of the US dollar as compared to the Australian dollar and the Brazilian Real; and the reduced professional services revenues associated from the delayed implementation of a few client projects associated with one of its acquisitions, namely PlanetSoft.

The BPO channel’s quarter over quarter revenue from its certificate tracking and creation business was essentially the same, while the professional services revenue from one of its custom development projects dropped by around $600 thousand.

Debt Payments: In Q3 the Company used $12.4 million to reduce its bank debt, thus bringing its total current bank debt down to $ 57.2 million as of November 8, 2013 date. Our current net debt as of November 8, 2013 is $16.5 million.

Tax Payments: In the first nine months of 2013, the Company paid $13.0 million of cash in taxes vs. $6.3 million for the same period in 2012.

“Considering the challenges that the Company has recently faced, we are pleased with the progress we made in Q3 of 2013.” Ebix Chairman, President & CEO Robin Raina said. “On a constant currency basis,

Exhibit 99.1

the Company revenues grew sequentially from $51.5 million in Q2 of 2013 to $51.9 million in Q3 of 2013. We continued to strengthen our recurring business, by signing new clients while at the same time retaining our existing client base. In fact, the agreement with one of our new clients has the potential to result in a relationship that will generate revenues in 2014 and beyond that are larger than those from any single client that we currently serve.”

Robin added, “We remain focused on trying to create and sustain a strong healthy long term future for Ebix, and thus took many steps towards that goal in Q3. While the non-recurring costs associated with some of these steps affected our short-term profitability, they have the potential to clear up the air on many fronts. For example, with respect to the earn out litigation filed in federal court in Ohio related to our acquisition of Peak, the company and the other parties to the action recently reached a mutually agreeable resolution, which resulted in the dismissal of the action with prejudice. We are fully aware that a Company’s true strength is measured by its ability to generate recurring revenue streams with strong operating margins and cash flows from operations. Our business fundamentals continue to be strong and we are committed to working towards ensuring that the year 2014 can possibly be one of our best years in history, in terms of financial performance.”

Ebix SVP and CFO Robert Kerris said, “The Company continues to hold substantial cash, cash equivalent, and short-term investments that in the aggregate had a combined balance of $37.7 million at September 30th consistent with the $37.4 million held at December 31st 2012, although during the past nine months we have reduced debt by $22.2 million, paid $13.0 million in taxes, spent $4.7 million on a strategic business acquisition, and paid $3.0 million for earn-out obligations in connection with prior business acquisitions. Our working capital position is $24.7 million at September 30th, up $12.3 million from Q2 due to lower trade payables and accrued liabilities. The Company’s net debt stood at $22.2 million at September 30th. The Company intends to use its working capital and cash generated from operations to support the continued growth of the Company, both organically and through accretive acquisitions, and to pay down debt thereby further strengthening our balance sheet. Operating income for the quarter of $18.6 million reflects a 37% operating margin consistent with both the 38% operating margin from Q2 this year and the 38% operating margin from Q3 2012.”

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). With a recent ISO 27001-security certification, the Company also has an ISO 9001:27001 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

Exhibit 99.1

The information contained in this Press Release contains forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should,” and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov.

CONTACTS:

Investors
Steven Barlow, Vice President - Investor Relations
678-281-2043 or steve.barlow@ebix.com
Aaron Tikkoo
678 -281-2027 or atikkoo@ebix.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2013	2012	2013	2012
Operating revenue	$50,293	$53,804	$153,863	$145,347

Operating expenses:
Cost of services provided	10,136	9,500	30,385	27,686
Product development	6,625	7,102	20,384	17,188
Sales and marketing	4,024	4,346	11,763	12,454
General and administrative, net	8,448	9,679	26,672	24,700
Amortization and depreciation	2,459	2,469	7,459	6,571
Total operating expenses	31,692	33,096	96,663	88,599

Operating income	18,601	20,708	57,200	56,748
Interest income	159	88	343	365
Interest expense	(318)	(440)	(961)	(1,005)
Non-operating income (loss) - put options	93	414	(1,250)	676
Non-operating expense - securities litigation	(4,226)	—	(4,226)	—
Foreign currency exchange gain (loss)	(33)	(536)	(326)	1,759
Income before income taxes	14,276	20,234	50,780	58,543
Income tax expense	(1,133)	(2,162)	(6,751)	(6,719)
Net income	$13,143	$18,072	$44,029	$51,824

Basic earnings per common share	$0.35	$0.49	$1.18	$1.41

Diluted earnings per common share	$0.34	$0.46	$1.14	$1.32

Basic weighted average shares outstanding	37,919	37,214	37,435	36,859

Diluted weighted average shares outstanding	38,451	39,120	38,676	39,158

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$36,889	$36,449
Short-term investments	829	971
Trade accounts receivable, less allowances of $1,793 and $1,157, respectively	40,374	37,298
Deferred tax asset, net	1,442	1,835
Other current assets	4,941	5,116
Total current assets	84,475	81,669

Property and equipment, net	8,819	10,082
Goodwill	337,403	326,748
Intangibles, net	52,668	52,591
Indefinite-lived intangibles	30,887	30,887
Deferred tax asset, net	15,375	11,245
Other assets	3,733	3,724
Total assets	$533,360	$516,946

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,698	$15,497
Accrued payroll and related benefits	4,029	5,431
Short term debt	12,719	11,344
Current portion of long term debt and capital lease obligations, net of discount of $20 and $13, respectively	828	915
Current deferred rent	237	237
Contingent liability for accrued earn-out acquisition consideration	4,168	3,265
Contingent liability - securities litigation	4,226	—
Put option liability	2,437	—
Deferred revenue	17,365	19,888
Other current liabilities	118	113
Total current liabilities	59,825	56,690

Revolving line of credit	22,840	37,840
Long term debt and capital lease obligations, less current portion, net of discount of $38 and $78, respectively	22,948	31,592
Other liabilities	9,755	6,429
Contingent liability for accrued earn-out acquisition consideration	10,067	14,230
Put option liability	—	1,186
Deferred revenue	224	375
Long term deferred rent	2,239	1,449
Total liabilities	127,898	149,791

Temporary equity	5,000	5,000

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at September 30, 2013 and December 31, 2012	—	—

Exhibit 99.1

Common stock, $0.10 par value, 60,000,000 shares authorized, 38,029,530 issued and 37,989,021 outstanding at September 30, 2013 and 37,131,777 issued and 37,091,268 outstanding at December 31, 2012	3,799	3,709
Additional paid-in capital	163,754	164,346
Treasury stock (40,509 shares as of September 30, 2013 and December 31, 2012)	(76)	(76)
Retained earnings	242,329	201,094
Accumulated other comprehensive loss	(9,344)	(6,918)
Total stockholders’ equity	400,462	362,155
Total liabilities and stockholders’ equity	$533,360	$516,946

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2,013	2,012
Cash flows from operating activities:
Net income	$44,029	$51,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,459	6,571
Benefit for deferred taxes	(4,682)	(605)
Share based compensation	1,481	1,567
Provision for doubtful accounts	1,361	416
Debt discount amortization on convertible debt	32	13
Unrealized foreign exchange (gain) loss	(95)	397
(Gain) loss on put option	1,251	(677)
Reduction of acquisition earnout accruals	(10,253)	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(4,562)	(1,859)
Other assets	845	(1,715)
Accounts payable and accrued expenses	(2,568)	2,758
Accrued payroll and related benefits	(1,205)	(1,415)
Deferred revenue	(2,802)	(811)
Deferred rent	(60)	(92)
Other liabilities	7,545	(2,370)
Net cash provided by operating activities	37,776	54,002

Cash flows from investing activities:
Acquisition of Qatarlyst, net of cash acquired	(4,740)	—
Investment in MCN	—	(1,537)
Acquisition of BSI, net of cash acquired	—	(992)
Acquisition of Taimma, net of cash acquired	—	(5,003)
Acquisition of Fintechnix, net of cash acquired	—	(4,713)
Acquisition of Planetsoft, net of cash acquired	—	(34,078)
Acquisition of TriSystems, net of cash acquired	—	(9,277)
Investment in Curepet, Inc.	—	(2,000)
Investment in Taimma	(2,250)	—
Investment in USIX	(727)	—
Maturities of marketable securities	104	931
Purchases of marketable securities	—	(785)
Capital expenditures	(887)	(1,468)
Net cash used in investing activities	(8,500)	(58,922)

Cash flows from financing activities:
Repayments on revolving line of credit, (net of proceeds)	(15,000)	6,090
Proceeds from term loan	—	45,000
Principal payments of term loan obligation	(6,531)	(17,062)
Repurchases of common stock	(2,492)	(15,150)
Excess tax benefit from share-based compensation	—	73
Proceeds from the exercise of stock options	1,425	739
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(916)	—
Dividend payments	(2,794)	(5,161)
Principal payments of debt obligations	(636)	(600)
Payments of capital lease obligations	(221)	(229)
Net cash provided by/ (used in) financing activities	(27,165)	13,700
Effect of foreign exchange rates on cash	(1,671)	(2,985)

Exhibit 99.1

Net change in cash and cash equivalents	440	5,795
Cash and cash equivalents at the beginning of the period	36,449	23,696
Cash and cash equivalents at the end of the period	$36,889	$29,491
Supplemental disclosures of cash flow information:
Interest paid	$901	$929
Income taxes paid	$13,009	$6,308